Free Writing Prospectus No. 7,364 Registration Statement Nos. 333-250103; 333-250103-01 Dated December 14, 2022 Filed Pursuant to Rule 433

Morgan Stanley Finance LLC Trigger Callable Yield Notes

Linked to the Least Performing Underlying Shares between the iShares® Russell 2000® ETF and the SPDR® S&P 500® ETF Trust due March 19, 2024

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

These Trigger Callable Yield Notes (the “Securities”) are unsecured and unsubordinated debt obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Securities provide a return at maturity based on the least performing underlying shares between the iShares® Russell 2000® ETF (the “IWM Shares”) and the SPDR® S&P 500® ETF Trust (the “SPY Shares,” and together with the IWM Shares, the “Underlying Shares”). On each monthly Coupon Payment Date, unless the Securities have previously been called, MSFL will make a Coupon payment based on the Coupon Rate, regardless of the performance of either of the Underlying Shares. In addition, beginning on March 19, 2023, MSFL will call the Securities on any monthly Call Date if and only if the output of a risk neutral valuation model on a Business Day that is at least 2 but no more than 5 Business Days prior to such Call Date, based on the inputs indicated in the Call Feature section below, indicates that calling on such date is economically rational for us as compared to not calling on such date. If the Securities are called, MSFL will pay you the principal amount plus the Coupon otherwise due with respect to the relevant Coupon Payment Date, and no further amounts will be owed to you. Any early redemption of the Securities will not automatically occur based solely on the performance of the Underlying Shares. If the Securities are not called prior to maturity and the Final Underlying Prices of both the IWM Shares and the SPY Shares are equal to or greater than their respective Downside Thresholds, MSFL will make a cash payment to you at maturity equal to the principal amount of your Securities and the Coupon with respect to the final Coupon Payment Date. However, if the Final Underlying Price of either the IWM Shares or the SPY Shares is less than its respective Downside Threshold, MSFL will pay you, in addition to the final Coupon, an amount that is significantly less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the Underlying Shares with the larger percentage decrease from its Initial Underlying Price to its Final Underlying Price (the “Least Performing Underlying Shares”), even if the other Underlying Shares appreciates or does not decline as much. The Securities may be appropriate for investors who seek an opportunity for fixed income in exchange for the risk of losing their principal at maturity and the risk of an early redemption of the Securities. Your return will be solely the Coupons that are paid until maturity or an earlier redemption, and you will not participate in any appreciation of either of the Underlying Shares. Because the Payment at Maturity on the Securities is based on the least performing Underlying Shares between the IWM Shares and the SPY Shares, the fact that the Securities are linked to two Underlying Shares does not provide any asset diversification benefits and instead means that a decline in the price of either the IWM Shares or the SPY Shares beyond the Downside Threshold on the Final Valuation Date will result in a significant loss on your investment even if the other Underlying Shares appreciates or does not decline as much. Investing in the Securities involves significant risks. The Issuer may call the Securities early based on the output of a risk neutral valuation model. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Underlying Price of either of the Underlying Shares is below its Downside Threshold. Generally, the higher the Coupon Rate for the Securities, the greater risk of loss on those Securities. If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the prices of both Underlying Shares are greater than their respective Downside Thresholds at the time of sale.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates*

❑     Call Feature: Beginning March 19, 2023, an early redemption, in whole but not in part, will occur on a monthly Call Date if and only if the output of a risk neutral valuation model on a Business Day that is at least 2 but no more than 5 Business Days prior to such Call Date, as selected by the Calculation Agent (the “Determination Date”), taking as input: (i) prevailing reference market levels, volatilities and correlations, as applicable and in each case as of the Determination Date and (ii) Morgan Stanley’s credit spreads as of the Trade Date, indicates that calling on such date is economically rational for us as compared to not calling on such date. If the Securities are called, MSFL will pay you the principal amount plus the Coupon otherwise due with respect to the relevant Coupon Payment Date and no further amounts will be owed to you. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑     Income: Regardless of the performance of either of the Underlying Shares, MSFL will pay you a Coupon on each Coupon Payment Date unless the Securities have been previously called.

❑     Contingent Downside Market Exposure at Maturity: If, by maturity, the Securities have not been called and the Final Underlying Prices of both the IWM Shares and the SPY Shares are greater than or equal to their respective Downside Thresholds on the Final Valuation Date, MSFL will pay you the principal amount per Security at maturity, as well as the final Coupon. However, if the Final Underlying Price of either the IWM Shares or the SPY Shares is less than its respective Downside Threshold, MSFL will pay you, in addition to the final Coupon, an amount that is significantly less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the Least Performing Underlying Shares from the Trade Date to the Final Valuation Date. If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the prices of both Underlying Shares are greater than their respective Downside Thresholds at the time of sale. Any payment on the Securities is subject to our creditworthiness.

Trade Date	December 14, 2022
Settlement Date	December 19, 2022 (3 business days
after the Trade Date)
Coupon Payment Dates**	Monthly, callable beginning March 19, 2023. See “Coupon Payment Dates and Call Dates” on page 6 for details.
Final Valuation Date**	March 14, 2024
Maturity Date**	March 19, 2024

*       Expected. In the event that we make any change to the expected Trade Date and Settlement Date, we may change the Coupon Payment Dates, the Call Dates, the Final Valuation Date and/or the Maturity Date so that the stated term of the Securities remains the same.

**       Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Final Valuation Date and Coupon Payment Dates (including the Call Dates and the Maturity Date)” under “Additional Terms of the Securities” below.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES WILL HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING OF THE TWO UNDERLYING SHARES, SUBJECT TO THE RESPECTIVE DOWNSIDE THRESHOLDS AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT.

Security Offering

This free writing prospectus relates to Securities linked to the Least Performing Underlying Shares between the iShares® Russell 2000® ETF and the SPDR® S&P 500® ETF Trust. The actual Coupon Rate will be determined on the Trade Date. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying Shares	Initial Underlying Price	Downside Threshold	Coupon Rate*	CUSIP	ISIN
iShares® Russell 2000® ETF		$60% of the Initial Underlying Price	At least 8.00% per annum	61774Q538	US61774Q5383
SPDR® S&P 500® ETF Trust		$60% of the Initial Underlying Price

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, prospectus supplement and index supplement and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus or the accompanying prospectus supplement, index supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	Approximately $9.818 per Security, or within $0.25 of that estimate. See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$10.00	$0.10	$9.90
Total	$	$	$

*The actual Coupon Rate will be determined on the Trade Date.

(1) UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.10 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 30 of this free writing prospectus.

(2) See “Use of Proceeds and Hedging” on page 30.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 30 of this free writing prospectus.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement and an index supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement, index supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated November 16, 2020: https://www.sec.gov/Archives/edgar/data/895421/000095010320022191/dp140637_424b2-seriesa.htm

t	Index supplement dated November 16, 2020: https://www.sec.gov/Archives/edgar/data/895421/000095010320022214/dp140278_424b2-isn2020.htm

t	Prospectus dated November 16, 2020: https://www.sec.gov/Archives/edgar/data/895421/000095010320022190/dp140485_424b2-base.htm

References to “MSFL” refer to only MSFL, references to “Morgan Stanley” refer to only Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Trigger Callable Yield Notes that are offered hereby. Also, references to the accompanying “prospectus”, “prospectus supplement” and “index supplement” mean the prospectus filed by MSFL and Morgan Stanley dated November 16, 2020, the prospectus supplement filed by MSFL and Morgan Stanley dated November 16, 2020 and the index supplement filed by MSFL and Morgan Stanley dated November 16, 2020, respectively.

You should rely only on the information incorporated by reference or provided in this free writing prospectus or the accompanying prospectus supplement, index supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this free writing prospectus or the accompanying prospectus supplement, index supplement and prospectus is accurate as of any date other than the date on the front of this document.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date will be less than $10. We estimate that the value of each Security on the Trade Date will be approximately $9.818, or within $0.25 of that estimate. Our estimate of the value of the Securities as determined on the Trade Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying Shares. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Shares, instruments based on the Underlying Shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Downside Threshold and the Coupon Rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 4 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:
t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that will have the same downside market risk, subject to the respective Downside Thresholds at maturity, as the Least Performing Underlying Shares.

t	You are willing to accept the individual market risk of each of the Underlying Shares.

t	You understand and accept the risks associated with the Underlying Shares.

t	You understand that the linkage to two Underlying Shares does not provide any portfolio diversification benefits and instead means that a decline in the price beyond the relevant Downside Threshold of either the IWM Shares or the SPY Shares will result in a significant loss on your investment even if the other Underlying Shares appreciates or does not decline as much.

t	You understand and accept that you will not participate in any appreciation in the prices of the Underlying Shares and that your potential return is limited to the Coupons that are paid until maturity or an earlier redemption.

t	You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Least Performing Underlying Shares.

t	You would be willing to invest in the Securities if the Coupon Rate was set to the minimum Coupon Rate indicated on the cover hereof (the actual Coupon Rate will be determined on the Trade Date).

t	You are willing to forgo dividends paid on the stocks comprising the Underlying Shares.

t	You are willing to invest in securities that may be called early (after an initial three-month non-call period) based on the output of a risk neutral valuation model and you are otherwise willing to hold such securities to maturity, as set forth on the cover of this free writing prospectus.

t	You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

t	You are willing to assume our credit risk, and understand that if we default on our obligations you may not receive any amounts due to you and could lose your entire investment.
t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t	You cannot tolerate a loss of all or a substantial portion of your investment, or are unwilling to make an investment that will have the same downside market risk, subject to the respective Downside Thresholds at maturity, as the Least Performing Underlying Shares.

t	You are unwilling to accept the individual market risk of each of the Underlying Shares.

t	You require an investment designed to provide a full return of principal at maturity.

t	You do not understand and accept the risks associated with the Underlying Shares.

t	You are not comfortable with an investment linked to two Underlying Shares such that a decline in the price beyond the relevant Downside Threshold of either the IWM Shares or the SPY Shares will result in a significant loss on your investment even if the other Underlying Shares appreciates or does not decline as much.

t	You seek an investment that participates in the appreciation in the prices of the Underlying Shares or that has unlimited return potential.

t	You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Least Performing Underlying Shares.

t	You would not be willing to invest in the Securities if the Coupon Rate was set to the minimum Coupon Rate indicated on the cover hereof (the actual Coupon Rate will be determined on the Trade Date).

t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t	You prefer to receive the dividends paid on the stocks comprising the Underlying Shares.

t	You are unable or unwilling to invest in securities that may be called early (after an initial three-month non-call period) based on the output of a risk neutral valuation model, or you are otherwise unable or unwilling to hold such securities to maturity, as set forth on the cover of this free writing prospectus, or you seek an investment for which there will be an active secondary market.

t	You are not willing to assume our credit risk for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 8 of this free writing prospectus and “Risk Factors” beginning on page 7 of the accompanying prospectus for risks related to an investment in the Securities. For additional information about the Underlying Shares, see the information set forth under “The iShares® Russell 2000® ETF” on page 20 and “The SPDR® S&P 500® ETF Trust” on page 22.

Terms
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlying Shares	The iShares® Russell 2000® ETF (the “IWM Shares”) and the SPDR® S&P 500® ETF Trust (the “SPY Shares”)
Principal Amount	$10.00 per Security
Term	1.25 years, unless earlier called by the Issuer
Call Feature

Beginning March 19, 2023, an early redemption, in whole but not in part, will occur on a monthly Coupon Payment Date (the date on which the Securities are called, the “Call Date”), if and only if the output of a risk neutral valuation model on a Business Day that is at least 2 but no more than 5 Business Days prior to such Call Date, as selected by the Calculation Agent (the “Determination Date”), taking as input: (i) prevailing reference market levels, volatilities and correlations, as applicable and in each case as of the Determination Date and (ii) Morgan Stanley’s credit spreads as of the Trade Date, indicates that calling on such date is economically rational for us as compared to not calling on such date. If MSFL calls the Securities, MSFL will give you notice at least 2 Business Days before the Call Date specified in the notice.

If the Securities are called, MSFL will pay you on the Call Date the Principal Amount plus the Coupon otherwise due (such payment upon an early redemption, the “Settlement Amount”), and no further payments will be made on the Securities.

Coupon

Regardless of the performance of either of the Underlying Shares, unless the Securities have been previously called, MSFL will pay the Coupon on each Coupon Payment Date.

Each Coupon will be a fixed amount based on equal monthly installments at the Coupon Rate, which is a per-annum rate. The Coupon amount of $0.06667 for each Security (based on the per-annum rate of at least 8.00%) (the actual Coupon Rate will be determined on the Trade Date) would be applicable to each Coupon Payment Date until maturity or an earlier redemption.

Coupon Rate	The Coupon Rate will be at least 8.00% per annum (to be determined on the Trade Date).
Trade Date	December 14, 2022
Settlement Date	December 19, 2022
Final Valuation Date*	March 14, 2024
Maturity Date*	March 19, 2024
Coupon Payment Dates	As set forth under “Coupon Payment Dates and Call Dates” on page 6.
Payment at Maturity (per Security)

If the Securities have not been called prior to maturity, MSFL will pay you a cash payment on the Maturity Date linked to the performance of the Least Performing Underlying Shares during the term of the Securities, as follows:

If the Securities have not been called and the Final Underlying Prices of both the IWM Shares and the SPY Shares are equal to or greater than their respective Downside Thresholds, MSFL will pay you the $10 Principal Amount and the final Coupon otherwise due on the Maturity Date.

If the Securities have not been called by MSFL prior to maturity and the Final Underlying Price of either the IWM Shares or the SPY Shares is less than its respective Downside Threshold, MSFL will pay you, in addition to the final Coupon otherwise due on the Maturity Date, an amount calculated as follows:

$10 × (1 + Share Return of the Least Performing Underlying Shares)

In this case, you will lose a significant portion and could lose all of the Principal Amount in an amount proportionate to the decline of the Least Performing Underlying Shares from the Trade Date to the Final Valuation Date, even if the other Underlying Shares appreciates or does not decline as much.

Least Performing Underlying Shares	The Underlying Shares with the larger percentage decrease from the Initial Underlying Price to the Final Underlying Price.
Share Return	With respect to each of the Underlying Shares, Final Underlying Price – Initial Underlying Price Initial Underlying Price
*Subject to postponement in the event of a Market Disruption Event or for non-Trading Days.

Initial Underlying Price	With respect to each of the Underlying Shares, the Closing Price of such Underlying Shares on the Trade Date.
Final Underlying Price	With respect to each of the Underlying Shares, the Closing Price of such Underlying Shares times the Adjustment Factor for such Underlying Shares on the Final Valuation Date.
Adjustment Factor	For each of the Underlying Shares, 1.0, subject to adjustment in the event of certain corporate events affecting such Underlying Shares.
Downside Threshold	With respect to each of the Underlying Shares, 60% of the Initial Underlying Price of such Underlying Shares.
Record Date	The record date for each Coupon shall be the date one Business Day prior to such scheduled Coupon Payment Date; provided, however, that the Coupon payable at maturity or upon a call shall be payable to whom the Payment at Maturity or the payment upon a call, as the case may be, shall be payable.
Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

Coupon Payment Dates and Call Dates
Coupon Payment Dates/Call Dates
1/19/2023*
2/19/2023*
3/19/2023
4/19/2023
5/19/2023
6/19/2023
7/19/2023
8/19/2023
9/19/2023
10/19/2023
11/19/2023
12/19/2023
1/19/2024
2/19/2024
Maturity Date**(1)

* The Securities are not callable until the third Coupon Payment Date, which is March 19, 2023.

** The Securities are not callable on the Maturity Date.

(1) If any scheduled Coupon Payment Date (including a scheduled Call Date) is not a Business Day, that Coupon (or the Settlement Amount, if applicable), shall be paid on the next succeeding Business Day, and no adjustment shall be made to any payment made on that postponed date; provided that the final Coupon shall be paid on the Maturity Date; provided further that if, due to a Market Disruption Event or otherwise, the Final Valuation Date with respect to either of the Underlying Shares is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date shall be postponed to the second Business Day following the Final Valuation Date as postponed, by which date the Closing Price of each of the Underlying Shares has been determined, and no adjustment shall be made to any payment made on that postponed date.

Investment Timeline

Trade Date	The Initial Underlying Prices and Downside Thresholds of both the IWM Shares and the SPY Shares are determined. The Coupon Rate is set.

Monthly

Regardless of the performance of either of the Underlying Shares, unless the Securities have been previously called, MSFL will pay you a Coupon on each Coupon Payment Date.

Beginning on March 19, 2023, MSFL will call the Securities on any monthly Call Date if and only if the output of a risk neutral valuation model on a Business Day that is at least 2 but no more than 5 Business Days prior to such Call Date, based on the inputs indicated in the Call Feature section above, indicates that calling on such date is economically rational for us as compared to not calling on such date. If the Securities are called, MSFL will pay you the Principal Amount plus the Coupon otherwise due, and no further payments will be made on the Securities.

Maturity Date

The Final Underlying Prices are determined as of the Final Valuation Date.

If the Securities have not been called and the Final Underlying Prices of both the IWM Shares and the SPY Shares are equal to or greater than their respective Downside Thresholds, at maturity, MSFL will pay you the $10 Principal Amount and the final Coupon otherwise due on the Maturity Date.

However, if the Final Underlying Price of either the IWM Shares or the SPY Shares is less than its Downside Threshold, MSFL will pay you, in addition to the final Coupon otherwise due on the Maturity Date, an amount calculated as follows:

$10 × (1 + Share Return of the Least Performing Underlying Shares) per Security

This will be significantly less than the $10 Principal Amount by an amount proportionate to the negative Share Return of the Least Performing Underlying Shares, and you could lose your entire investment.

Investing in the Securities involves significant risks. You may lose YOUR ENTIRE principal amount. Any payment on the Securities is subject to OUR CREDITWORTHINESS. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

The Issuer MAY call the Securities early based on the output of a risk neutral valuation model. You will lose A SIGNIFICANT PORTION or all of your principal amount at maturity if the Securities are not called and the Final Underlying Price of EITHER of the Underlying Shares is below its Downside Threshold.

Key Risks

An investment in the Securities involves significant risks. The material risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus. You should also consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to an Investment in the Securities

t	The Securities do not guarantee the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not guarantee the return of any of the principal amount at maturity. Instead, if the Securities have not been called by MSFL prior to maturity and if the Final Underlying Price of either the IWM Shares or the SPY Shares is less than its respective Downside Threshold, you will be exposed to the decline in the price of the Least Performing Underlying Shares from its Initial Underlying Price to its Final Underlying Price, on a 1-to-1 basis and such payment will result in a significant loss of your initial investment that is proportionate to the decline of the Least Performing Underlying Shares over the term of the Securities, even if the other Underlying Shares have appreciated or have not declined as much. You could lose your entire principal amount.

t	The securities are subject to early redemption. The term of the Securities, and thus your opportunity to earn a coupon, may be limited if MSFL calls the Securities based on the output of a risk neutral valuation model on any monthly Call Date beginning March 19, 2023. The term of your investment in the Securities may be limited to as short as approximately three months. In accordance with the risk neutral valuation model determination noted herein, it is more likely that MSFL will call the Securities when it would otherwise be advantageous for you to continue to hold the Securities. As such, MSFL will be more likely to call the Securities when the interest payable on the Securities is greater than the interest that would be payable on other instruments of a comparable maturity, terms and credit rating trading in the market. In other words, MSFL will be more likely to call the Securities at a time when the Securities are paying an above-market coupon. If the Securities are called prior to maturity, you will receive no more Coupons, you may be forced to invest in a lower interest rate environment and you may not be able to reinvest at comparable terms or returns.

On the other hand, MSFL will be less likely to call the Securities when the interest payable on the Securities is less than the interest that would be payable on other instruments of comparable maturity, terms and credit rating trading in the market, or when the Final Underlying Price of either of the Underlying Shares is expected to be less than its respective Downside Threshold. Therefore, if MSFL does not call the Securities, it is more likely that you will suffer a significant loss at maturity.

t	Investors will not participate in any appreciation in the prices of either of the Underlying Shares. Investors will not participate in any appreciation in the prices of either of the Underlying Shares from their respective Initial Underlying Prices, and the return on the Securities will be limited to the Coupon that is paid with respect to each monthly Coupon Payment Date prior to maturity or a call by MSFL. The return on the Securities will be limited to the Coupons regardless of the appreciation of either of the Underlying Shares, which could be significant. In addition, if the Securities are not called prior to maturity, you may be exposed to the full downside market risk of the Least Performing Underlying Shares and lose a significant portion or all of your investment despite not being able to participate in any potential appreciation of either of the Underlying Shares.

t	You may incur a loss on your investment if you are able to sell your Securities prior to maturity. The Downside Thresholds are considered only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Closing Prices of both Underlying Shares are above their respective Downside Thresholds at that time. If you hold the Securities to maturity and the Securities have not been called, MSFL will either repay you the full principal amount per Security (plus the Coupon for the final Coupon Payment Date), if the Final Underlying Prices of both the IWM Shares and the SPY Shares are equal to or greater than their respective Downside Thresholds, or if either of the Underlying Shares closes below its respective Downside Threshold on the Final Valuation Date, MSFL will repay significantly less than the Principal Amount, if anything, at maturity, resulting in a loss on your Principal Amount that is proportionate to the decline in the price of the Least Performing Underlying Shares from the Trade Date to the Final Valuation Date.

t	The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities. You are dependent on our ability to pay all amounts due on the Securities, including Coupons and any payments upon a call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

t	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

t	The market price of the Securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the Closing Prices of the Underlying Shares on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

o	the trading price and volatility (frequency and magnitude of changes in value) of the Underlying Shares and of the constituent stocks composing the Share Underlying Indices,

o	dividend rates on the stocks comprising the Share Underlying Indices,

o	interest and yield rates in the market,

o	time remaining until the Securities mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Shares or the constituent stocks of the Share Underlying Indices or equities markets generally and which may affect the Final Underlying Prices,

o	the occurrence of certain events affecting either of the Underlying Shares that may or may not require an adjustment to its composition, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlying Shares, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlying Shares. Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. The price of each of the Underlying Shares may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the Principal Amount per Security if you try to sell your Securities prior to maturity.

t	Investing in the Securities is not equivalent to investing in the Underlying Shares. Investing in the Securities is not equivalent to investing in either of the Underlying Shares or the component stocks of either of the Underlying Shares. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the Underlying Shares. Further, you will not participate in any potential appreciation of either of the Underlying Shares even though you may be exposed to its full decline at maturity.

t	The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

t	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 4 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

t	The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this free writing prospectus will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities may be influenced by many unpredictable factors” above.

t	Hedging and trading activity by our affiliates could potentially affect the value of the Securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities (and to other instruments linked to the Underlying Shares), including trading in the Underlying Shares or the stocks that constitute the Share Underlying Indices, in futures or options contracts on the Underlying Shares, the Share Underlying Indices or the consistent stocks of the Share Underlying Indices, as well as in other instruments related to the Underlying Shares or the Share Underlying Indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. MS & Co. and some of our other affiliates also trade the Underlying Shares or the stocks that constitute the Shares Underlying Indices, in futures or options contracts on the Underlying Shares, the Share Underlying Indices or the constituent stocks of the Share Underlying Indices and other financial instruments related to the Underlying Shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Underlying Price, and, as a result, the Downside Threshold of either of the Underlying Shares, which if the Securities are not called prior to maturity, is the price at or above which such Underlying Shares must close on the Final Valuation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying Shares at maturity (depending also on the performance of the other Underlying Shares). Additionally, such hedging or trading activities during the term of the Securities could potentially affect the price of either of the Underlying Shares on the Final Valuation Date and, accordingly, if the Securities are not called prior to maturity, the payout to you at maturity, if any (depending also on the performance of the other Underlying Shares).

t	The Calculation Agent, which is our affiliate, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. will determine the Initial Underlying Price, the Downside Threshold and the Final Underlying Price of each of the Underlying Shares, whether a Market Disruption Event has occurred and the payment that you will receive upon a call or at maturity. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of Market Disruption Events. These potentially subjective determinations may affect the payout to you upon a call or at maturity, if any. For further information regarding these types of determinations, see “Additional Terms of the Securities—Postponement of Coupon Payment Dates (including the Call Dates and the Maturity Date),” “—Discontinuance of any Underlying Shares and/or Share Underlying Indices; Alteration of Method of Calculation” and “—Calculation Agent and Calculations”. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

t	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates. Morgan Stanley, UBS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Shares to which the Securities are linked.

t	The U.S. federal income tax consequences of an investment in the Securities are uncertain. There is no direct legal authority as to the proper treatment of the Securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the Securities are uncertain.

Please read the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus concerning the U.S. federal income tax consequences of an investment in the Securities. We intend to treat a Security for U.S. federal income tax purposes as a unit consisting of (i) a Put Right (as defined below under “What Are the Tax Consequences of the Securities”) written by you to us that, if exercised, requires you to pay to us an amount equal to the Deposit (as defined below under “What Are the Tax Consequences of the Securities”), in exchange for a cash amount based on the performance of the worst performing Underlying Shares, and (ii) a Deposit with us of a fixed amount of cash to secure your obligation under the Put Right. Alternative U.S. federal income tax treatments of the Securities are possible, and if the Internal Revenue Service (the “IRS”) were successful in asserting such an alternative tax treatment for the Securities the timing and the character of income on the Securities might differ significantly from the tax treatment described herein. For example, there is a substantial risk that the IRS could seek to treat the Securities as debt instruments subject to Treasury regulations governing contingent payment debt instruments. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described herein.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the Securities are the character and timing of income or loss (including whether the entire coupon on the Securities should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.

Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from withholding and to the discussion under “What Are the Tax Consequences of the Securities—FATCA”). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by the IRS notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Shares

t	You are exposed to the price risk of both Underlying Shares. Your return on the Securities is not linked to a basket consisting of the Underlying Shares. Rather, it will be contingent upon the performance of each of the IWM Shares and the SPY Shares. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed to the risks related to both the IWM Shares and the SPY Shares. Poor performance by either of the Underlying Shares over the term of the Securities may negatively affect your return and will not be offset or mitigated by positive performance by the other Underlying Shares. To receive any contingent repayment of principal at maturity from MSFL, both Underlying Shares must close at or above their respective Downside Thresholds on the Final Valuation Date. If the Securities are not called prior to maturity, you may incur a loss proportionate to the negative return of the Least Performing Underlying Shares even if the other Underlying Shares appreciates during the term of the Securities. Accordingly, your investment is subject to the market risk of both Underlying Shares. Additionally, movements in the prices of the Underlying Shares may be correlated or uncorrelated at different times during the term of the Securities, and such correlation (or lack thereof) could have an adverse effect on your return on the Securities. For example, the likelihood that one of the Underlying Shares will close below its Downside Threshold on the Final Valuation Date will increase when the movements in the prices of the Underlying Shares are uncorrelated. This results in a greater potential for a significant loss of principal at maturity if the Securities are not previously called. If the performance of the Underlying Shares is not correlated or is negatively correlated, the risk of incurring a significant loss of principal at maturity is greater. In addition, correlation generally decreases for each additional Underlying Shares to which the Securities are linked, resulting in a greater potential for significant loss of principal at maturity.

t	Because the Securities are linked to the performance of the least performing between the IWM Shares and the SPY Shares, you are exposed to greater risk of sustaining a significant loss on your investment than if the Securities were linked to just the IWM Shares or just the SPY Shares. The risk that you will lose a significant portion or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to substantially similar securities that are linked to the performance of just the IWM Shares or just the SPY Shares. With two Underlying Shares, it is more likely that either of the Underlying Shares will close below its Downside Threshold on the Final Valuation Date than if the Securities were linked to only one of the Underlying Shares, and therefore it is more likely that you will receive an amount in cash significantly less than the principal amount on the Maturity Date.

t	A higher Coupon Rate and/or lower Downside Threshold may reflect greater expected volatility of the Underlying Shares, and greater expected volatility generally indicates an increased risk of declines in the prices of the Underlying Shares and, potentially, a significant loss at maturity. The economic terms for the Securities, including the Coupon Rate and the Downside Threshold, are based, in part, on the expected volatility of the Underlying Shares at the time the terms of the Securities are set. “Volatility” refers to the frequency and magnitude of changes in the prices of the Underlying Shares. Higher expected volatility with respect to the Underlying Shares as of the Trade Date generally indicates a greater expectation as of that date that the Final Underlying Price of either of the Underlying Shares could ultimately be less than its Downside Threshold on the Final Valuation Date, which would result in a loss of a significant portion or all of the Principal Amount. At the time the terms of the Securities are set, higher expected volatility will generally be reflected in a higher Coupon Rate and/or lower Downside Threshold, as compared to otherwise comparable securities. Therefore, a relatively higher Coupon Rate may indicate an increased risk that the price of the Underlying Shares will decrease substantially, which would result in a significant loss at maturity. In addition, and as described above in "The Securities do not guarantee the return of any principal," in general, the higher potential return on the Securities as compared to the return payable on our ordinary debt securities with a comparable maturity indicates the risk that you may lose a significant portion or all of your investment. Further, relatively lower Downside Thresholds may not indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Underlying Shares and the potential to lose a significant portion or all of your Principal Amount at maturity.

t	The Securities are linked to the iShares® Russell 2000® ETF and are subject to risks associated with small-capitalization companies. The iShares® Russell 2000® ETF tracks the performance of the Russell 2000® Index, which is linked to stocks issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and, therefore, the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

t	Governmental regulatory actions could result in material changes to the composition of the Underlying Shares and could negatively affect your return on the Securities. Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the Underlying Shares, depending on the nature of such governmental regulatory actions and the constituent stocks of the Underlying Shares that are affected. If any governmental regulatory action results in the removal of constituent stocks that have (or historically have had) significant weights within the applicable Underlying Shares, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the price of the applicable Underlying Shares and, therefore, your return on the Securities.

t	Adjustments to the iShares® Russell 2000® ETF or the SPDR® S&P 500® ETF Trust or the Share Underlying Indices tracked by the Underlying Shares could adversely affect the value of the Securities. The investment advisor to each of the iShares® Russell 2000® ETF and the SPDR® S&P 500® ETF Trust (BlackRock Fund Advisors for the IWM Shares and State Street Global Advisors for the SPY Shares) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the relevant Share Underlying Index. Pursuant to its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks composing the respective Underlying Shares. Any of these actions could adversely affect the price of the respective Underlying Shares and, consequently, the value of the Securities. The Share Underlying Index Publisher is responsible for calculating and maintaining the Share Underlying Indices. The Share Underlying Index Publisher may add, delete or substitute the securities constituting the Share Underlying Indices or make other methodological changes that could change the value of the Share Underlying Indices, and, consequently, the price of the Underlying Shares and the value of the Securities. The Share Underlying Index Publisher may discontinue or suspend calculation or publication of a Share Underlying Index at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Index that is comparable to the discontinued Share Underlying Index and will be permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates.

t	The adjustments to the Adjustment Factors the Calculation Agent is required to make do not cover every corporate event that can affect the shares of the Underlying Shares. MS & Co., as Calculation Agent, will adjust the Adjustment Factors for certain events affecting the Underlying Shares, including stock splits and reverse stock splits. However, the Calculation Agent will not make an adjustment for every event that can affect the Underlying Shares. If an event occurs that does not require the Calculation Agent to adjust an Adjustment Factor, the market price of the Securities may be materially and adversely affected. The determination by the Calculation Agent to adjust, or not to adjust, an Adjustment Factor may materially and adversely affect the market price of the Securities.

t	The performance and market price of either of the Underlying Shares, particularly during periods of market volatility, may not correlate with the performance of its respective Share Underlying Index, the performance of the component securities of such Share Underlying Index or the net asset value per share of such Underlying Shares. The Underlying Shares do not fully replicate their respective Share Underlying Indices, and each may hold securities that are different than those included in its respective Share Underlying Index. In addition, the performance of each of the Underlying Shares will reflect additional transaction costs and fees that are not included in the calculation of the Share Underlying Indices. All of these factors may lead to a lack of correlation between the performance of each of the Underlying Shares and its respective Share Underlying Index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying each of the Underlying Shares may impact the variance between the performance of each of the Underlying Shares and its respective Share Underlying Index. Finally, because the shares of each of the Underlying Shares are traded on an exchange and are subject to market supply and investor demand, the market price of one share of each of the Underlying Shares may differ from the net asset value per share of such Underlying Shares.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying each of the Underlying Shares may be disrupted or limited, or such securities may be unavailable in the secondary market. Under these circumstances, the liquidity of each Underlying Shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of each of the Underlying Shares, and their ability to create and redeem shares of each of the Underlying Shares may be disrupted. Under these circumstances, the market price of shares of each of the Underlying Shares may vary substantially from the net asset value per share of each underlying share or the level of its respective Share Underlying Index.

For all of the foregoing reasons, the performance of each of the Underlying Shares may not correlate with the performance of its respective Share Underlying Index, the performance of the component securities of such Share Underlying Index or the net asset value per share of such Underlying Shares. Any of these events could materially and adversely affect the prices of each of the Underlying Shares and, therefore, the value of the Securities. Additionally, if market volatility or these events were to occur on the Final Valuation Date, the Calculation Agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the Securities. If the Calculation Agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published Closing Price per share of each of the Underlying Shares on the Final Valuation Date, even if either of the Underlying Shares is underperforming its respective Share Underlying Index or the component securities of such Share Underlying Index and/or trading below the net asset value per share of such Underlying Shares.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities will be determined on the Trade Date; amounts may have been rounded for ease of reference):

t	Principal Amount: $10

t	Term: 1.25 years

t	Hypothetical Initial Underlying Price:

o	IWM Shares: $180.00

o	SPY Shares: $390.00

t	Hypothetical Coupon Rate: 8.00% per annum (or 0.6667% per month) (The actual Coupon Rate will be determined on the Trade Date.)

t	Hypothetical Coupon: $0.06667 per month

t	Hypothetical Downside Threshold:

o	IWM Shares: $108.00, which is 60% of the Hypothetical Initial Underlying Price of the IWM Shares

o	SPY Shares: $234.00, which is 60% of the Hypothetical Initial Underlying Price of the SPY Shares

t	Call Feature: Beginning after three months, monthly

Example 1 — Securities are Called on the Third Coupon Payment Date (the first Coupon Payment Date on which MSFL can call the Securities)

Date	Payment (per Security)
First Coupon Payment Date	$0.06667 (Coupon — Not Callable)
Second Coupon Payment Date	$0.06667 (Coupon — Not Callable)
Third Coupon Payment Date	$10.06667 (Settlement Amount)
	Total Payment:	$10.20001 (2.0001% return)

MSFL calls the Securities based on the output of a risk neutral valuation model on the third Coupon Payment Date, which is the first Coupon Payment Date on which the Securities can be called. On the Call Date, MSFL will pay you a total of $10.06667 per Security, reflecting your principal amount plus the applicable Coupon. When added to the total Coupon payments of $0.13334 received in respect of the prior Coupon Payment Dates, MSFL will have paid you a total of $10.20001 per Security for a 2.0001% total return over the 3-month term of the Securities. No further amount will be owed to you under the Securities, and you do not participate in any appreciation of the Underlying Shares.

Example 2 — Securities are NOT Called and the Final Underlying Prices of both the IWM Shares and the SPY Shares are at or above their respective Downside Thresholds

Date	IWM Shares	SPY Shares	Payment (per Security)
First to Fourteenth Coupon Payment Dates	N/A	N/A	$0.93338 in total Coupons
Final Underlying Price
Final Valuation Date	$205.00 (at or above Downside Threshold)	$430.00 (at or above Downside Threshold)	$10.06667 (Settlement Amount)
	Total Payment:		$11.00005 (10.0005% return)

In this example, MSFL does not call the Securities based on the output of a risk neutral valuation model prior to maturity. On the Final Valuation Date, both the IWM Shares and the SPY Shares close above their respective Downside Thresholds. Therefore, at maturity, MSFL will pay you a total of $10.06667 per Security, reflecting your principal amount plus the applicable Coupon. When added to the total Coupon payments of $0.93338 received in respect of prior Coupon Payment Dates, MSFL will have paid you a total of $11.00005 per Security for a 10.0005% total return on the Securities over 1.25 years. This represents the hypothetical maximum total payment over the term of the Securities. You do not participate in any appreciation of the Underlying Shares.

Example 3 — Securities are NOT Called and the Final Underlying Price of one of the Underlying Shares is below its Downside Threshold

Date	IWM Shares	SPY Shares	Payment (per Security)
First to Fourteenth Coupon Payment Dates	N/A	N/A	$0.93338 in total Coupons
Final Underlying Price
Final Valuation Date	$72.00 (below Downside Threshold)	$399.75 (at or above Downside Threshold)	Final Coupon + [$10 + ($10 × Share Return of the Least Performing Underlying Shares)] = $0.06667 + [$10 + ($10 × -60%)] =

Total Payment:	$0.06667 + ($10 - $6) = $4.06667 (Payment at Maturity) $5.00005 (-49.9995% return)

In this example, MSFL does not call the Securities based on the output of a risk neutral valuation model prior to maturity. On the Final Valuation Date, the SPY Shares close above the respective Downside Threshold, but the IWM Shares close below the respective Downside Threshold. Therefore, at maturity, investors are exposed to the downside performance of the Least Performing Underlying Shares, and MSFL will pay you $4.06667 per Security, which reflects the final Coupon plus a return reflecting the percentage decrease of the Least Performing Underlying Shares from the Trade Date to the Final Valuation Date. When added to the total Coupon payments of $0.93338 received in respect of prior Coupon Payment Dates, MSFL will have paid you $5.00005 per Security for a loss on the Securities of 49.9995%.

The Securities differ from ordinary debt securities in that, among other features, MSFL is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any Coupon Payment Date, you may lose a significant portion or all of your initial investment. Specifically, if the Securities are not called and the Final Underlying Price of either of the Underlying Shares is less than its Downside Threshold, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the Share Return of the Least Performing Underlying Shares is less than zero. Any payment on the Securities, including the Coupon, payment upon a call or the Payment at Maturity, is dependent on our ability to satisfy its obligations when they come due. If we are is unable to meet our obligations, you may not receive any amounts due to you under the Securities.

The Issuer may call the Securities early based on the output of a risk neutral valuation model on any monthly Call Date, beginning March 19, 2023. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Underlying Price of either of the Underlying Shares is below its respective Downside Threshold.

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this free writing prospectus and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities. This discussion applies only to initial investors in the Securities who:

t	purchase the Securities at their “issue price,” which will equal the first price at which a substantial amount of the Securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

t	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;

t	insurance companies;

t	dealers and certain traders in Securities or commodities;

t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

t	regulated investment companies;

t	real estate investment trusts; or

t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. The effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income. Moreover, the discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities. We intend to treat a Security, under current law, for U.S. federal income tax purposes, as a unit consisting of the following:

(i)	a put right (the “Put Right”) written by you to us that, if exercised, requires you to pay us an amount equal to the Deposit (as defined below) in exchange for a cash amount based on the performance of the worst performing Underlying Shares; and

(ii)	a deposit with us of a fixed amount of cash, equal to the issue price, to secure your obligation under the Put Right (the “Deposit”) that pays interest based on our cost of borrowing at the time of issuance (the “Yield on the Deposit”).

Based on the treatment set forth above, a portion of the coupon on the Securities will be treated as the Yield on the Deposit, and the remainder will be attributable to the premium on the Put Right (the “Put Premium”). The Yield on the Deposit will be determined by us as of the Trade Date and set forth in the applicable pricing supplement.

We will allocate 100% of the issue price of the Securities to the Deposit and none to the Put Right. Our allocation of the issue price between the Put Right and the Deposit will be binding on you, unless you timely and explicitly disclose to the Internal Revenue Service (the “IRS”) that your allocation is different from ours. This allocation is not, however, binding on the IRS or a court.

No statutory, judicial or administrative authority directly addresses the treatment of the Securities or instruments similar to the Securities for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Securities. Significant aspects of the U.S. federal income tax consequences of an investment in the Securities are uncertain, and no assurance can be given that the IRS or a court will agree with the tax treatment described herein. In the opinion of our counsel, Davis Polk & Wardwell LLP, the treatment of the

Securities described above is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, our counsel’s opinion is based on market conditions as of the date of this free writing prospectus and is subject to confirmation on the Trade Date. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities (including alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;

t	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities and allocation of the issue price as set forth above are respected, the following U.S. federal income tax consequences should result.

Coupon Payments on the Securities. Under the characterization described above under “—General,” only a portion of the coupon payments on the Securities will be attributable to the Yield on the Deposit. The remainder of the coupon payments will represent payments attributable to the Put Premium. To the extent attributable to the Yield on the Deposit, coupon payments on the Securities should generally be taxable to a U.S. Holder as ordinary interest income at the time accrued or received, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

The Put Premium will not be taxable to a U.S. Holder upon receipt but will be accounted for as described below.

Tax Basis. Based on our determination set forth above, the U.S. Holder’s initial tax basis in the Deposit will be 100% of the issue price. The determination of gain or loss with respect to the Put Right is described below.

Receipt of Stated Principal Amount in Cash upon Settlement of the Securities. If a U.S. Holder receives the stated principal amount of a Security in cash (excluding cash attributable to coupon payments on the Security, which would be taxed as described above under “—Coupon Payments on the Securities”), the Put Right will be deemed to have expired unexercised. In such case, the U.S. Holder will not recognize any gain upon the return of the Deposit, but will recognize the total amount of Put Premium received by the U.S. Holder over the term of the Securities (including Put Premium received upon settlement) as short-term capital gain at such time.

Receipt of a Cash Amount Based on the Performance of the Worst Performing Underlying Shares upon Maturity of the Securities. If a U.S. Holder receives an amount of cash (excluding cash attributable to coupon payments on the Securities, which would be taxed as described above under “—Coupon Payments on the Securities”) that is less than the stated principal amount of the Securities, the Put Right will be deemed to have been exercised and the U.S. Holder will be deemed to have applied the Deposit toward the cash settlement of the Put Right. In such case, the U.S. Holder will not recognize any gain or loss in respect of the Deposit, but will recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of cash received by the U.S. Holder at maturity (excluding cash attributable to coupon payments on the Securities), plus the total Put Premium received by the U.S. Holder over the term of the Securities (including the Put Premium received at maturity) and (ii) the Deposit.

Sale or Exchange of the Securities Prior to Settlement.

Upon the sale or exchange of a Security, a U.S. Holder will generally recognize long-term capital gain or loss with respect to the Deposit if the U.S. Holder has held the Securities for more than one year at the time of such sale or exchange and short-term capital gain or loss otherwise. The U.S. Holder will also generally recognize short-term capital gain or loss with respect to the Put Right. For the purpose of determining such gain or loss, a U.S. Holder should apportion the amount realized on the sale or exchange of a Security (excluding any amount attributable to accrued but unpaid Yield on the Deposit, which would be taxed as described under “—Coupon Payments on the Securities”) between the Deposit and the Put Right based on their respective values on the date of such sale or exchange. The amount of capital gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit, less the U.S. Holder’s adjusted tax basis in the Deposit. The amount realized that is attributable to the Put Right, together with the total Put Premium received by the U.S. Holder over the term of the Security, will be treated as short-term capital gain.

If the value of the Deposit on the date of such sale or exchange exceeds the total amount realized on the sale or exchange of the Security, the U.S. Holder will be treated as having (i) sold or exchanged the Deposit for an amount equal to its value on that date and (ii) made a payment (the “Put Right Assumption Payment”) to the purchaser of the Security equal to the amount of such excess, in exchange for the purchaser’s assumption of the U.S. Holder’s rights and obligations under the Put Right. In such a case, the U.S. Holder will recognize short-term capital gain or loss in respect of the Put Right in an amount equal to the total Put Premium received by the U.S. Holder over the term of the Security, less the amount of the Put Right Assumption Payment deemed to be made by the U.S. Holder.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, there is a substantial risk that the IRS could seek to treat a Security or the Deposit as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities or to the Deposit, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue interest income as original issue discount, subject to adjustments, at a “comparable yield” based on our cost of borrowing. Furthermore, if the Securities or Deposit were treated as contingent payment debt instruments, any gain realized with respect to the Securities or the Deposit would generally be treated as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative U.S. federal income tax characterizations or treatments of the Securities are also possible, which if applied could significantly affect the timing and character of the income or loss with respect to the Securities. It is possible, for example, that a Security could be treated as constituting an “open transaction” with the result that the coupon payments on the Securities might not be accounted for separately as giving rise to income to U.S. Holders until the sale, exchange or settlement of the Securities. Alternatively, the entire coupon on the Securities could be required to be included in income by a U.S. Holder at the time received or accrued. Other alternative characterizations are also possible. Accordingly, prospective purchasers should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for U.S. Holders of the Securities is the character and timing of income or loss realized with respect to these instruments (including whether the Put Premium might be required to be included currently as ordinary income). Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;

t	a foreign corporation; or

t	a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

t	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or

t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

General

Assuming the treatment of the Securities as set forth above is respected and subject to the discussions below regarding the potential application of Section 871(m) of the Code and FATCA, payments with respect to a Security, and gain realized on the sale, exchange or other disposition of such Security, should not be subject to U.S. federal income or withholding tax under current law, provided that:

t	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

t	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

t	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

t	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form), on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Possible Alternative Tax Treatments of an Investment in the Securities

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Securities,” the IRS may seek to apply a different characterization and tax treatment from the treatment described herein. While the U.S. federal income and withholding tax consequences to a Non-U.S. Holder of ownership and disposition of a Security under current law should generally be the same as those described immediately above, it is possible that a Non-U.S. Holder could be subject to withholding tax under certain recharacterizations of the Securities.

Moreover, among the issues addressed in the IRS notice described in “—Tax Consequences to U.S. Holders” is the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly with retroactive effect. Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice discussed above. Prospective investors should note that we currently do not intend to withhold on any of the payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we (or any financial intermediary) may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to Securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to Securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the Securities and current market conditions, we expect that the Securities will not have a delta of one with respect to any Underlying Security on the Trade Date. However, we will provide an updated determination in the pricing supplement. Assuming that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described under “—General—Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. Under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as interest or other FDAP income). While the treatment of the Securities is unclear, you should assume that the yield on the Deposit will be subject to the FATCA rules. It is also possible in light of this uncertainty that an applicable withholding agent will treat the entire amount of the coupon payments as being subject to the FATCA rules. If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.

The iShares® Russell 2000® ETF

The iShares® Russell 2000® ETF, or IWM, is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index. The iShares® Russell 2000® ETF is managed by iShares Trust (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® Russell 2000® ETF. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at.www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the iShares® Russell 2000® ETF is accurate or complete. The IWM Shares are listed on The NYSE Arca Exchange under the ticker symbol “IWM UP.”

The Russell 2000® Index is an index calculated, published and disseminated by FTSE Russell, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories. All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small-capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the iShares® Russell 2000® ETF. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment linked to the IWM Shares.

“iShares®” is a registered mark of BlackRock Fund Advisors or its affiliates (“BFA”). The securities are not sponsored, endorsed, sold, or promoted by BFA. BFA makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the Securities. BFA has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

Historical Information

The following table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the iShares® Russell 2000® ETF for each quarter in the period from January 1, 2017 through December 12, 2022. The closing price of the iShares® Russell 2000® ETF on December 12, 2022 was $180.72. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the iShares® Russell 2000® ETF should not be taken as an indication of future performance, and no assurance can be given as to the price of the iShares® Russell 2000® ETF on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2017	3/31/2017	140.36	133.75	137.48
4/1/2017	6/30/2017	142.10	133.72	140.92
7/1/2017	9/30/2017	148.18	134.83	148.18
10/1/2017	12/31/2017	154.30	145.63	152.46
1/1/2018	3/31/2018	159.96	145.44	151.83
4/1/2018	6/30/2018	169.97	148.13	163.77
7/1/2018	9/30/2018	173.02	164.20	168.55
10/1/2018	12/31/2018	166.33	125.88	133.90
1/1/2019	3/31/2019	158.24	132.25	153.09
4/1/2019	6/30/2019	160.71	145.86	155.50
7/1/2019	9/30/2019	157.90	144.85	151.34
10/1/2019	12/31/2019	166.68	146.46	165.67
1/1/2020	3/31/2020	169.53	99.90	114.46
4/1/2020	6/30/2020	153.09	104.62	143.18
7/1/2020	9/30/2020	158.46	139.07	149.79
10/1/2020	12/31/2020	199.14	152.18	196.06
1/1/2021	3/31/2021	234.42	193.50	220.94
4/1/2021	6/30/2021	232.89	211.85	229.37
7/1/2021	9/30/2021	231.39	211.73	218.75
10/1/2021	12/31/2021	242.56	212.12	222.45
1/1/2022	3/31/2022	225.32	191.52	205.27
4/1/2022	6/30/2022	207.91	163.90	169.36
7/1/2022	9/30/2022	201.07	164.17	164.92
10/1/2022	12/12/2022*	188.05	166.81	180.72

*       Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the iShares® Russell 2000® ETF from January 1, 2008 through December 12, 2022, based on information from Bloomberg.

* The dotted line indicates the hypothetical Downside Threshold, which is approximately 60% of the Initial Underlying Price.

Past performance is not indicative of future results.

The SPDR® S&P 500® ETF Trust

The SPDR® S&P 500® ETF Trust (formerly SPDR Trust, Series 1), or SPY, formed by PDR Services LLC, is a unit investment trust registered under the Investment Company Act of 1940 that holds a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, as the S&P 500® Index. SPY seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by SPY pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-46080 and 811-06125, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the SPDR® S&P 500® ETF is accurate or complete. The SPY Shares are listed on The NYSE Arca Exchange under the ticker symbol “SPY UP.”

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

We and/or our affiliates may presently or from time to time engage in business with the SPDR® S&P 500® ETF Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the SPDR® S&P 500® ETF Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Underlying Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of the SPDR® S&P 500® ETF Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the SPY Shares.

“Standard & Poor’s®”, “S&P®”, “S&P 500®” and “SPDR®” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”). The Securities are not sponsored, endorsed, sold, or promoted by S&P or SPY. S&P and SPY make no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. S&P and SPY have no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

Historical Information

The following table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the SPDR® S&P 500® ETF Trust for each quarter in the period from January 1, 2017 through December 12, 2022. The closing price of the SPDR® S&P 500® ETF Trust on December 12, 2022 was $398.95. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the SPDR® S&P 500® ETF Trust should not be taken as an indication of future performance, and no assurance can be given as to the price of the SPDR® S&P 500® ETF Trust on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2017	3/31/2017	239.78	225.24	235.74
4/1/2017	6/30/2017	244.66	232.51	241.80
7/1/2017	9/30/2017	251.23	240.55	251.23
10/1/2017	12/31/2017	268.20	252.32	266.86
1/1/2018	3/31/2018	286.58	257.63	263.15
4/1/2018	6/30/2018	278.92	257.47	271.28
7/1/2018	9/30/2018	293.58	270.90	290.72
10/1/2018	12/31/2018	291.73	234.34	249.92
1/1/2019	3/31/2019	284.73	244.21	282.48
4/1/2019	6/30/2019	295.86	274.57	293.00
7/1/2019	9/30/2019	302.01	283.82	296.77
10/1/2019	12/31/2019	322.94	288.06	321.86
1/1/2020	3/31/2020	338.34	222.95	257.75
4/1/2020	6/30/2020	323.20	246.15	308.36
7/1/2020	9/30/2020	357.70	310.52	334.89
10/1/2020	12/31/2020	373.88	326.54	373.88
1/1/2021	3/31/2021	397.26	368.79	396.33
4/1/2021	6/30/2021	428.06	400.61	428.06
7/1/2021	9/30/2021	453.19	424.97	429.14
10/1/2021	12/31/2021	477.48	428.64	474.96
1/1/2022	3/31/2022	477.71	416.25	451.64
4/1/2022	6/30/2022	456.80	365.86	377.25
7/1/2022	9/30/2022	429.70	357.18	357.18
10/1/2022	12/12/2022*	407.68	356.56	398.95

*       Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the SPDR® S&P 500® ETF Trust from January 1, 2008 through December 12, 2022, based on information from Bloomberg.

* The dotted line indicates the hypothetical Downside Threshold, which is approximately 60% of the Initial Underlying Price.

Past performance is not indicative of future results.

Correlation of the Underlying Shares

The graph below illustrates the daily performance of the iShares® Russell 2000® ETF and the SPDR® S&P 500® ETF Trust from January 1, 2008 through December 12, 2022. For comparison purposes, each of the Underlying Shares has been “normalized” to have a closing value of 100 on January 1, 2008 by dividing the closing price of such Underlying Shares on each Trading Day by the closing price of such Underlying Shares on January 1, 2008 and multiplying by 100. We obtained the closing price used to determine the normalized closing price set forth below from Bloomberg, without independent verification.

A closer relationship between the daily returns of two or more underlying assets over a given period indicates that such underlying assets have been more positively correlated. Lower (or more-negative) correlation among two or more underlying assets over a given period may indicate that it is less likely that those underlying assets will subsequently move in the same direction.  Therefore, lower correlation among the Underlying Shares may indicate a greater potential for one of the Underlying Shares to close below its respective Downside Threshold on the Final Valuation Date because there may be a greater likelihood that at least one of the Underlying Shares will decrease in price significantly. However, even if the Underlying Shares have a higher positive correlation, one or more of the Underlying Shares may close below the respective Downside Threshold on the Final Valuation Date, as the Underlying Shares may both decrease in price.  Moreover, the actual correlation among the Underlying Shares may differ, perhaps significantly, from their historical correlation.  A higher Coupon Rate is generally associated with lower correlation among the Underlying Shares, which may indicate a greater potential for a significant loss on your investment at maturity. See “Key Risks — Because the Securities are linked to the performance of the least performing between the IWM Shares and the SPY Shares, you are exposed to greater risk of sustaining a significant loss on your investment than if the Securities were linked to just one of the Underlying Shares” and “— A higher Coupon Rate and/or lower Downside Thresholds may reflect greater expected volatility of the Underlying Shares, and greater expected volatility generally indicates an increased risk of declines in the prices of the Underlying Shares and, potentially, a significant loss at maturity.” herein.

Past performance and correlation of the Underlying Shares are not indicative of the future performance or correlation of the Underlying Shares.

Additional Terms of the Securities

If the terms discussed in this free writing prospectus differ from those discussed in the prospectus supplement, index supplement or prospectus, the terms contained in this free writing prospectus will control.

Some Definitions

We have defined some of the terms that we use frequently in this free writing prospectus below:

t	“Share Underlying Index” means, with respect to the IWM Shares, the Russell 2000® Index; and with respect to the SPY Shares, the S&P 500® Index.

t	“Share Underlying Index Publisher” means, with respect to the Russell 2000® Index, FTSE Russell or any successor thereto; and with respect to the S&P 500® Index, S&P Dow Jones Indices LLC or any successor thereto.

t	“Closing Price” means, subject to the provisions set out under “Discontinuance of any Underlying Shares and/or Share Underlying Indices; Alteration of Method of Calculation” below, for one share of any Underlying Shares (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

o	if such Underlying Shares (or any such other security) are listed on a national securities exchange (other than The Nasdaq Stock Market LLC (“Nasdaq”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Underlying Shares (or any such other security) are listed,

o	if such Underlying Shares (or any such other security) are securities of Nasdaq, the official closing price published by Nasdaq on such day, or

o	if such Underlying Shares (or any such other security) are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If such Underlying Shares (or any such other security) are listed on any national securities exchange but the last reported sale price or the official closing price published by such exchange, or by Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of such Underlying Shares (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on Nasdaq or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to such Underlying Shares (or any such other security) or the last reported sale price or the official closing price published by Nasdaq, as applicable, for such Underlying Shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. LLC (“MS & Co.”) and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA. This definition of “Closing Price” is subject to the provisions under “—Discontinuance of any Underlying Shares and/or Share Underlying Indices; Alteration of Method of Calculation” below.

t	“Trading Day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC, Nasdaq, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

t	“Market Disruption Event” means, with respect to each of the Underlying Shares:

(i)	the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of such Underlying Shares on the primary market for such Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such Underlying Shares as a result of which the reported trading prices for such Underlying Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to such Underlying Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, or

(b) the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of the relevant Share Underlying Index on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchanges, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the relevant Share Underlying Index or such Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case, as determined by the Calculation Agent in its sole discretion; and

(ii)	a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in a Share Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Share Underlying Index shall be based on a comparison of (x) the portion of the level of such Share Underlying Index attributable to that security relative to (y) the overall level of such Share Underlying Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in either of the Underlying Shares or in the futures or options contract related to a Share Underlying Index or such Underlying Shares will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on such Share Underlying Index or the Underlying Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to a Share Underlying Index or such Underlying Shares and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to a Share Underlying Index or such Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

t	“Relevant Exchange” means the primary exchange(s) or market(s) of trading for any security (or any combination thereof) then included in the relevant Share Underlying Index or any Successor Index.

Postponement of Final Valuation Date and Coupon Payment Dates (including the Call Dates and the Maturity Date)

If a Market Disruption Event with respect to either of the Underlying Shares occurs on the scheduled Final Valuation Date, or if the Final Valuation Date is not a Trading Day with respect to an Underlying Shares, the Closing Price solely for such Underlying Shares for such date will be determined on the immediately succeeding Trading Day on which no Market Disruption Event will have occurred with respect to such affected Underlying Shares; provided that the Closing Price for either of the Underlying Shares will not be determined on a date later than the fifth scheduled Trading Day after the scheduled Final Valuation Date and if such date is not a Trading Day, or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Closing Price of the affected Underlying Shares on such fifth Trading Day based on the mean, as determined by the Calculation Agent, of the bid prices for such Underlying Shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If any scheduled Coupon Payment Date (including a scheduled Call Date) is not a Business Day, that Coupon (or the Settlement Amount, if applicable), shall be paid on the next succeeding Business Day, and no adjustment shall be made to any payment made on that postponed date; provided that the final Coupon shall be paid on the Maturity Date; provided further that if, due to a Market Disruption Event or otherwise, the Final Valuation Date with respect to either of the Underlying Shares is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date shall be postponed to the second Business Day following the Final Valuation Date as postponed, by which date the Closing Price of each of the Underlying Shares has been determined, and no adjustment shall be made to any payment made on that postponed date.

Antidilution Adjustments

If the shares of either of the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying Share of such Underlying Shares. No such adjustment to an Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Alternate Exchange Calculation in case of an Event of Default

If an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

o	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

o	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

o	no quotation of the kind referred to above is obtained, or

o	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two business day objection period have not ended before the Final Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

o	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

o	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of any Underlying Shares and/or Share Underlying Indices; Alteration of Method of Calculation

If trading in either of the Underlying Shares on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or either of the Underlying Shares are liquidated or otherwise terminated (a “Discontinuance or Liquidation Event”), the Closing Price of an Underlying Shares on any Trading Day following the Discontinuance or Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the relevant Share Underlying Index for such Underlying Shares (or any Successor Index, as described below) on such date (taking into account any material changes in the method of calculating the Share Underlying Index following such Discontinuance or Liquidation Event) and (ii) a fraction, the numerator of which is the Closing Price of such Underlying Shares and the denominator of which is the closing value of the Share Underlying Index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Discontinuance or Liquidation Event on which a Closing Price of such Underlying Shares was available.

If, subsequent to a Discontinuance or Liquidation Event, the relevant Share Underlying Index Publisher discontinues publication of the relevant Share Underlying Index and the Share Underlying Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Share Underlying Index (such index being referred to herein as a “Successor Index”), then any subsequent Closing Price for such Underlying Shares on any Trading Day following a Discontinuance or Liquidation Event will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such Trading Day, and, to the extent the value of the Successor Index differs from the value of the relevant Share Underlying Index at the time of such substitution, proportionate adjustments will be made by the Calculation Agent for purposes of calculating payments on the Securities.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of the Securities, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of such Securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

If, subsequent to a Discontinuance or Liquidation Event, the Share Underlying Index Publisher discontinues publication of the relevant Share Underlying Index prior to, and such discontinuance is continuing on, the Final Valuation Date, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Price for such Underlying Shares for such date. Such Closing Price will be computed by the Calculation Agent in accordance with the formula for and method of calculating such Share Underlying Index last in effect prior to such discontinuance, using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the relevant Share Underlying Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of a Share Underlying Index may adversely affect the value of the Securities.

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation.

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co. As Calculation Agent, MS & Co. will determine, among other things, the Initial Underlying Prices, the Downside Threshold, the Final Underlying Prices and the Payment at Maturity.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Coupon, payment upon a call, and Payment at Maturity will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining a Final Underlying Price or whether a Market Disruption Event has occurred. See “—Discontinuance of any Underlying Shares and/or Share Underlying Indices; Alteration of Method of Calculation,” and the

definition of Market Disruption Event. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date of the Securities is postponed due to postponement of the Final Valuation Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile, confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date, and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the Final Valuation Date as postponed.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to the Depositary, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding each Coupon Payment Date, of the amount of cash to be delivered with respect to each Principal Amount of the Securities and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the Coupon Payment Date.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to the Depositary, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Call Date or the Business Day preceding the Maturity Date, as applicable, of the amount of cash to be delivered with respect to each Principal Amount of the Securities and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the Call Date or Maturity Date, as applicable.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the Underlying Shares or the constituent stocks of the Share Underlying Indices, in futures or options contracts on the Underlying Shares, the Share Underlying Indices or the constituent stocks of the Share Underlying Indices, as well as in other instruments related to the Underlying Shares or the Share Underlying Indices that they may wish to use in connection with such hedging. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Underlying Price, and, as a result, the Downside Threshold of either of the Underlying Shares, which if the Securities are not called prior to maturity, is the price at or above which such Underlying Shares must close on the Final Valuation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying Shares at maturity (depending also on the performance of the other Underlying Shares). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Final Valuation Date, by purchasing and selling the Underlying Shares or the constituent stocks of the Shares Underlying Indices, futures or options contracts on the Underlying Shares, the Share Underlying Indices or the component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Valuation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the prices of the Underlying Shares and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity if not previously called.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering. We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.10 for each Security it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities, including the Coupon Rate, such that for each Security the estimated value on the Trade Date will be no lower than the minimum level described in “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities, the Underlying Shares or the constituent stocks of the Share Underlying Indices in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary. The Depositary’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary. In this free writing prospectus, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures. For more information regarding the Depositary and book entry notes, please read “Forms of Securities—The Depositary” and “Securities Offered on a Global Basis Through the Depositary” in the accompanying prospectus.